Exhibit 4.10

NABISCO BRANDS LTD TRUSTEED RETIREMENT PLAN K

As Amended and Restated At January 1, 1992

Final

December 1993

INTRODUCTION

This document constitutes the Nabisco Brands Ltd Trusteed Retirement Plan K (the ‘Plan”) and is effective as of January 1, 1992 (the “Effective Date”).

Canadian Canners Limited originally established a retirement plan for employees as of February 1,1950. Effective January 1, 1973 that plan was superseded by two separate plans, the Retirement Plan for Hourly Employees of Canadian Canners Limited (the “Hourly Plan”) and the Retirement Plan for Salaried Employees of Canadian Canners Limited (the “Salaried Plan”).

Effective January 1, 1981, Canadian Canners J invited established three additional pension plans for employees of the Hourly Plan who are subject to collective bargaining agreements. The accrued benefits in the Hourly Plan of such employees were transferred without diminution to these plans, together with the corresponding assets.

As of January 1, 1981, following the establishment of these three pension plans, the Hourly Plan and the Salaried Plan were merged and reconstituted as the Plan, with the assets and liabilities of the Hourly Plan and Salaried Plan being amalgamated. Benefits for active Members and terminated Members with vested entitlements accrued prior to January 1, 1981 and benefits in course of payment to retired Members and to Beneficiaries, including benefit improvements granted prior to January 1, 1981, were preserved and are provided by this Plan.

Effective also on January 1, 1981, the assets and liabilities of the Pension Plan for the Employees of RJR Foods Ltd. (the “RJR Foods Plan”) were transferred into the Plan, and the members of the RJR Foods Plan were given credit, for the purposes of the Plan, for their period of membership in the RJR Foods Plan.

Effective November 28, 1986, the sponsorship of the Plan was assumed by Nabisco Brands Ltd and the name of the Plan was changed to Nabisco Brands Ltd Trusteed Retirement Plan K. Effective January 1, 1987, the benefit liabilities and trust assets in respect of the non-unionized active salaried members and all non-active members under the Plan were merged and consolidated with those of the Nabisco Brands Ltd Pension Plan by transferring all such benefit liabilities accrued under the Plan as of December 31, 1986 and trust assets in respect thereof to the Nabisco Brands Ltd Pension Plan.

Effective January 1, 1992 the Plan was amended and restated to incorporate changes required by the Income Tax Act (Canada). Benefits payable in respect of retirements, deaths, disabilities or terminations of employment which occurred prior to January 1, 1992 shall be governed by the terms of the Plan as it existed at the relevant time unless specifically provided otherwise herein.

The basic purpose of the Plan is to provide retirement income for eligible regular employees of the Company.

It is the intention of the Company that the Plan shall meet the requirements of the Applicable Pension Laws and the rules and regulations promulgated by Revenue Canada and that the Plan shall be registered both under the Applicable Pension Laws and under the Income Tax Act of Canada.

NABISCO BRANDS LTD TRUSTEE) RETIREMENT PLAN K TABLE OF CONTENTS

ARTICLE NO.	TITLE	PAGE NO,

1	DEFINITIONS

2	CONSTRUCTION AND INTERPRETATION	2-1

3	MEMBERSHIP	3-1,3

4	SERVICE	4-1,4

5	REQUIRED CONTRIBUTIONS	5-1,2

6	RETIREMENT DATES	6-1,2

7	RETIREMENT INCOME	7-1,3

8	AMOUNT OF RETIREMENT INCOME	8-1,2

9	REVENUE CANADA MAXIMUM PENSION	9-1

10	PAYMENT OF RETIREMENT BENEFITS	10-1,3

11	DEATH BENEFITS	11-1,2

12	TERMINATION OF EMPLOYMENT	12-1,2

13	TRANSFERS	13-1

14	CONTRIBUTIONS AND FUNDING	14-1,2

15	NON-ALIENATION OF BENEFITS	15-1,2

16	AMENDMENT OR DISCONTINUANCE	16-1,2

17	ALLOCATION OF ASSETS	17-1

18	ADMINISTRATION	18-1,3

APPENDIX A	ONTARIO EMPLOYEES	A-1,7

APPENDIX B	QUEBEC EMPLOYEES	B-1,8

ARTICLE 1

DEFINITIONS

In this Plan the following terms shall, unless the context clearly indicates otherwise, have the following meanings:

1.01 “Actuary’ means an individual or a firm from time to time employed by the Company to carry out actuarial valuations and provide such actuarial advice and services as may be required from time to time for the purposes of the Plan. The Actuary shall at all times be a person who is, or a firm which has on its staff, a Fellow of the Canadian Institute of Actuaries.

1.02 “Act-nada1(1y)Equivalent” means a benefit of equivalent value when computed on the basis of interest, mortality and/or other rates and tables adopted by the Company for such purposes, and in effect on the date such determination is being made.

1.03 “Accumulated Contributions” means the total of a Member’s Required Contributions together with Interest thereon.

1.04 “Applicable Pension Laws” means the Pension Benefits Act of Ontario, any Act of a similar nature of any other province which has jurisdiction, or that Act which is applicable if only one of these said Acts be applicable or any amendment thereto, together with any relevant regulations made under any of these Acts from time to time.

1.05 “Average YMPE” means the average of the YMPE in effect in the year of the Member’s Date of Determination and the two preceding years. j In the case of a Member who does not have two preceding years of Continuous Service prior to the year of his Date of Determination, Average YMPE means the average of the YMPE in effect in the year of his Date of Determination and the preceding year or, if there is no preceding year, the YMPE in effect in the year of his Date of Determination] In the case of a Member who is receiving disability income under a long-term disability income program of the Company, Average YMPE means the Average YMPE in effect immediately prior to becoming disabled.

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1.06 “Beneficiary” means that person last designated by the Member according to the provisions of Section 3.07 to receive any benefit payable to a beneficiary in the event of the death of the Member.

1.07 “Board” means the Board of Directors of Nabisco Brands Ltd.

1.08 “Company” means Canadian Canners Limited prior to November 28, 1986; and, on and after November 28, 1986, means Nabisco Brands Ltd, a corporation incorporated under the laws of Canada, and any subsidiary company, affiliated company or associated company of the Company as may from time to time be authorized by the Board to participate in the Plan and which has filed with said Board a certified copy of a resolution of its board of directors wherein the said Company adopts the terms and provisions of the Plan.

1.09 “Continuous Service” means the service of a Member as defined in Section 4.01.

1.10 “Credited Service” means the service of a Member as defined in Sections 4.02, 4.03, 4.04 and 4.05.

1.11 “Date of Determination” means the date as of which a retirement income is to be calculated in accordance with Article 7. The Date of Determination is specified in each Article which describes a benefit to be calculated, and will be the earliest of:

(a) a Member’s Retirement Date;

(b) a Member’s date of termination of employment;

(c) a Member’s date of death; or

(d) the date of termination of the Plan.

1.12 “Disability Retirement Date” means the date specified in Section 6.03.

1.13 “Early Retirement Date” means the date specified in Section 6.02.

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1.14 “Earnings” means all remuneration received by a Member from the Company and shall include regular basic salary or wages, overtime, and regular incentives which are on the basis of weekly, semi-monthly or monthly payrolls, but shall exclude separation or termination pay or any special or irregular bonuses declared at the instigation of the Company. In the case of a Member who is receiving disability income under a long-term disability income program of the Company, Earnings during such period shall be deemed to be the rate of earnings in effect immediately prior to becoming disabled.

1.15 “Effective Date” means January 1, 1981.

1.16 “Employee” means any person regularly employed by the Company who is;

(a) paid on an hourly basis and who reports to work at the Chambly, Quebec plant of the Company;

(b) classified as a unionized engineer at the Dresden, Ontario and Leamington, Ontario plants of the Company; or

(c) classified as a non-union field maintenance mechanic at the Exeter, Ontario plant, or a non-union Cafeteria Operator at the Simcoe, Ontario plant.

1.17 “Final Earnings” means the sum of Earnings of the Member in the five (5) calendar years of highest Earnings in the ten (10) calendar years immediately preceding his Date of Determination divided by five (5). If there are less than five (5) calendar years of Earnings the sum of such Earnings shall be divided by the actual number of years of Earnings used, but not less than L For the purposes of calculating Final Earnings, calendar years shall include the partial year in the year of retirement or termination of employment if its inclusion produces a higher average.

1.18 “Fund” means the trust fund contemplated by the terms of the Plan as set forth herein and established in accordance with the terms and provisions of the Funding Agreement, to which all contributions to the Plan shall be made and from which all retirement income and other benefits under the Plan shall be payable.

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1.19 “Funding Agency” means one or several of the following designated by the Company to hold all or a portion of the assets of the Fund at any time pursuant to the terms of a Funding Agreement;

(a) an insurance company authorized to carry on a life insurance business in Canada;

(b) a trust company authorized to carry on business in Canada; and

(c) individual trustees, at least 3 of whom reside in Canada and one of whom is independent to the extent that he is neither a significant shareholder, partner, proprietor nor an employee of the Company.

1.20 “Funding Agreement” means any trust deed, agreement or agreements executed from time to time between the Company and any Funding Agency, including any insurance contracts issued by a Funding Agency and including any amendments which are from time to time made to any such documents, pertaining to the custody and investment of the Fund.

1.21 “Government Pension” means any retirement benefit payable under the Canada Pension Plan, the Quebec Pension Plan and the Old Age Security Act and such other legislation of a comparable nature as amended and as may be applicable from time to time.

1.22 “Income Tax Rules” means the provisions of the Income Tax Act of Canada and the Regulations thereunder and any rules adopted by Revenue Canada, Taxation in respect of registered pension plans.

1.23 “Interest” means the interest credited on Required Contributions, compounded annually. Prior to January 1, 1988, the rate of such interest shall be such rate that may have been in effect from time to time pursuant to the provisions of the Plan and the Prior Plans as may be applicable. On and after January 1, 1988 the rate of such interest, applicable to each calendar year, shall be the rate of interest as may from time to time be fixed by the Pension Committee provided that such rate of interest and its application shall be in accordance with the Applicable Pension Laws and that in the event of a change in the interest rate no such change shall be applied retroactively.

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1.24 “Member” means an Employee who has joined the Plan in accordance with Article 3 and who, subject to the provisions of Article 13 has not terminated employment with the Company.

1.25 “Normal Retirement Date” means the date specified in Section 6.01.

1.26 “Pension Committee” means the Pension Committee administering the Plan as provided for in Article 18 hereof.

1.27 “Plan” means the Nabisco Brands Ltd Trusteed Retirement Plan K set forth in this document and includes any amendments which are from time to time made thereto.

1.28 “Postponed Retirement Date” means the date specified in Section 6.04.

1.29 “Prior Plan” means any one or more of the Retirement Plan for Salaried Employees of Canadian Canners Limited, the Retirement Plan for Hourly Employees of Canadian Canners Limited or any predecessor plan of any of these plans.

1.30 “Quebec Member” means a Member whose employment relationship is governed by the laws of the Province of Quebec.

1.31 “Required Contributions” means the contributions a Member makes in accordance with Section 5.01 or 5.02, together with the required contributions made by the Member under any Prior Plan.

1.32 “Retirement Date” means the Early, Disability, Normal or Postponed Retirement Date on which a Member actually retires.

1.33 “RJR Foods Plan” means the Pension Plan for the Employees of RJR Foods Ltd. as it existed on December 31, 1980.

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1.34 “Revenue Canada” means Revenue Canada, Taxation of the Government of Canada or its successor which is at any time charged, through an appropriate Minister of the Government of Canada, with the administration of the applicable provisions of the Income Tax Act of Canada, as amended from time to time.

1.35 “Spouse means that person who is designated as such by the Member, provided that if such designated person is not the lawfully wedded spouse of the Member, the Member must establish to the satisfaction of the Company that such person has been residing with him as his spouse for a continuous period of one (1) year or more immediately preceding the time of such designation.

If the Member fails to designate an eligible Spouse prior to his death, his eligible Spouse shall be that person who is residing with the Member immediately preceding his death who is either his lawfully wedded spouse or who otherwise has resided with him as his spouse for a continuous period of one (1) year or more as established by the spouse to the reasonable satisfaction of the Company. In doubtful cases, his eligible spouse shall be the eligible spouse, if any, as determined by the Company. In no event shall payments be made under the provisions of the Plan to more than one (1) spouse.

1.36 “Totally And Permanently Disabled” means total disability:

(a) by bodily injury or disease or by mental derangement through some unavoidable cause which prevents an Employee from engaging in any regular occupation or employment for remuneration or profit; and

(b) which is expected to be permanent and continuous during the Employee’s remaining lifetime;

each as determined by the Company on the basis of certification by a medical doctor who is licensed to practice under the laws of a province of Canada obtained by the Company from time to time but not more frequently than annually.

1.37 “YMPE” means the Year’s Maximum Pensionable Earnings established each year under the terms of the Canada Pension Plan or the Quebec Pension Plan, as applicable, as amended from time to time.

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ARTICLE 2

CONSTRUCTION AND INTERPRETATION

2.01 Definitions

To facilitate the interpretation of this document, the definitions of certain terms as used herein are contained at the end of the text in Article 20.

2.02 Gender References

The masculine pronoun wherever used herein shall include the feminine pronoun where applicable, and the singular shall include the plural, and the plural shall include the singular, as the context shall require. A reference to a paragraph or paragraphs or an Article or Articles, means a paragraph or paragraphs or an Article or Articles in this Plan.

2.03 Governing Law

This Plan and all the rights and obligations hereunder shall be construed, governed and administered in accordance with the laws of and applicable to the Province of Ontario, except for those rights and obligations which are solely within the jurisdiction of another province.

2.04 Currency

All the benefits payable under this Plan are denominated in terms of the lawful currency of Canada.

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ARTICLE 3

MEMBERSHIP

3.01 New Employee After Effective Date

Each full-time Employee hired on or after the Effective Date shall, as a condition of employment, become a Member of the Plan on the first day of the month coincident with or next following the date on which he has completed two (2) years of Continuous Service and attained age 25. A full-time Employee who has attained age 25 but not yet completed two (2) years of Continuous Service may elect to become a Member on the first day of any month prior to completing 2 years of Continuous Service.

A member of the UR Foods Plan who was eligible to become a Member on the Effective Date and who had not then attained the age of twenty-five (25) may elect to defer membership in this Plan until he has satisfied the requirements for membership of this Section 3.02 at which time he shall become a Member.

3.02 Documentation

Each eligible Employee who elects or who is required to become a Member of the Plan in accordance with this Article 3 shall sign such application forms as the Company prescribes, authorize the payroll deductions hereinafter required, designate a Beneficiary as set out in Section 3.07, furnish proof of age, and furnish such other data or sign such other documents as the Company deems necessary or desirable.

3.03 Continuing Membership

A Member may not elect to cease being a Member of the Plan while continuing to be an Employee of the Company. A Member shall, subject to the provisions of Article 13, cease to be a Member when he ceases to be an Employee.

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3.04 Effect On Employment Status

Nothing herein contained shall be deemed to give any employee the right to be retained in the service of the Company or to interfere with the rights of the Company to discharge or lay off any employee at any time and to treat him without regard to the effect which such treatment might have upon him as a Member.

3.05 Member Information

The Company shall provide each Member with:

(a) a written explanation of the pertinent provisions of the Plan (including amendments thereto applicable to him), together with a written explanation of his rights and duties thereunder; and

(b) any other information, statistical or otherwise, regarding the Plan required to be provided under the Applicable Pension Laws;

in the manner prescribed under the Applicable Pension Laws.

The Company also undertakes to allow a Member or his authorized agent to inspect or make extracts from such documents relating to the Plan as are prescribed under the Applicable Pension Laws.

The written explanation referred to above shall not have any effect on the rights or obligations of any person under this Plan and shall not be referred to in determining the meaning of any provision of the Plan. Neither the Company nor any Funding Agency shall be liable for any loss or damage occasioned to any person by reason of any error or omission in any such written explanation.

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3.06 Designation Of Beneficiary

A Member may designate a person to receive benefits which may be payable on the death of such Member by virtue of Article 10 or 11 and may change such designation from time to time. Any such designation or change must be in accordance with any law applicable to the Member and shall be in such form and executed in such manner as the Company may, from time to time, determine. Any designation or change must be filed with the Company. In the absence of an effective designation of a Beneficiary, any death benefits payable to a Beneficiary under this Plan shall be paid to the estate of the Member and any such payment shall completely discharge all liability with respect to the amount paid.

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ARTICLE 4

SERVICE

4.01 Continuous Service

(a) Continuous Service means the period of uninterrupted regular employment of a Member with the Company in any capacity beginning with the date on which he was last employed by the Company or any predecessor corporation or division acquired by the Company through amalgamation, merger or otherwise, or any other company associated with the Company and ending on his Date of Determination.

(b) A leave of absence approved by the Company, including, without limitation, a leave of absence due to sickness, accident, military service, pregnancy/parental leave taken under the authority of the applicable employment standards legislation, or while in receipt of a disability income under a long-term disability program of the Company, shall not interrupt Continuous Service and shall be included in Continuous Service within the mewing of this Section 4.01 provided that a Member accruing Continuous Service during a leave of absence returns to active employment with the Company at the end of such a leave of absence. If a Member fails to so return to active employment, his employment with the Company shall be deemed to have terminated as of the date of expiration of such leave of absence.

(c) In the event that a Member whose employment was terminated because of his retirement on his Early or Disability Retirement Date is re-employed by the Company, his period of Continuous Service shall include his Continuous Service prior to the date of such termination.

(d) A transfer of a Member to a company associated with the Company, whether in Canada or elsewhere, shall not be considered a termination of service and

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Continuous Service shall continue to accrue during the period of such transfer. Similarly, any prior period of employment with a company associated with the Company immediately prior to a transfer to a position as an Employee shall be included in the computation of Continuous Service.

4.02 Credited Service

The Credited Service of a Member shall be the sum of:

(a) for years prior to the Effective Date, his Continuous Service while a member or participant of a Prior Plan; and

(b) for years after the Effective Date, his Continuous Service while a Member of the Plan;

to a maximum of forty (40) years, subject to the provisions of Article 13. Credited Service shall be expressed in years and each completed month shall count as a fraction of a year.

Notwithstanding the preceding paragraph, the Credited Service of a Member who was a member of the RJR Foods Plan on December 31, 1980 and became a Member of the Plan, for years prior to the Effective Date, shall be equal to the period of his service recognized as pensionable service under the RJR Foods Plan up to January 1, 1981.

4.03 Credited Service While Disabled

If a Member is Totally and Permanently Disabled, the period while he is in receipt of a disability income under a long-term disability program of the Company shall count as Credited Service.

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4.04 No Credited Service While Not Contributing

Except as provided in Section 4.03, any period included in Continuous Service pursuant to Section 4.01(b), during which a Member does not make Required Contributions shall not count as Credited Service. Any such period during which a Member does make Required Contributions shall count as Credited Service.

4.05 Limitation on Accrual During Certain Periods

Notwithstanding the preceding provisions of Article 3, Credited Service accrued by a Member after December 31, 1990 in respect of periods for which the Member is not paid (other than a period of Credited Service accrued pursuant to Section 4.03), shall be limited as follows:

(a) the Member shall be deemed to receive compensation (“prescribed compensation”) during the period in an amount equal to the difference between the amount the Member would have received but for the leave and the amount the Member actually received in respect of such period;

(b) a fraction (the “prescribed compensation fraction”) shall be determined in respect of each period equal to the prescribed compensation for the period divided by the sum of the compensation that the Member actually received in the calendar year in which such period occurs plus the prescribed compensation for that year and further multiplied by the length of the period expressed as a fraction of a year; and

(c) the Member shall not accrue Credited Service in respect of such periods to the extent that:

(i) the cumulative prescribed compensation fraction in respect of periods other than periods of parental leave or pregnancy leave exceeds five; and

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(ii) the cumulative prescribed compensation fraction in respect of all periods (including periods of parental leave or pregnancy leave) exceeds eight.

4.06 PA Limit

The pension adjustment of a Member in respect of the Plan shall not, in any calendar year, exceed the limits imposed under the income Tax Rules.

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ARTICLE 5

REQUIRED CONTRIBUTIONS

5.01 Level Of Member Contributions

In each calendar year or portion thereof from the date of his initial membership until the earliest of the date of his termination of employment, Early Retirement Date, Disability Retirement Date, Normal Retirement Date, his death or the termination of the Plan, each Member shall contribute to the Plan, by regular payroll deduction, three percent (3%) of his Earnings up to that year’s YMPE and five percent (5%) of his Earnings in excess of that year’s YMPE.

Notwithstanding the preceding provisions of this Section, a Member’s contributions made pursuant to this Section shall not, in a calendar year, exceed the lesser of:

(a) 9% of the Member’s Earnings in that calendar year and

(b) $1,000 plus 70% of the pension credit of the Member for the Plan in respect of that calendar year.

For the purposes of this Section “pension credit” shall have the meaning ascribed to that term under the Income Tax Rules.

5.02 Contributions While On Leave

A Member who is disabled and receiving benefits under the terms of a long-term disability program provided by the Company, shall not be required to contribute to the Plan during the period of his disability. Except as provided in the preceding sentence, a Member shall make contributions pursuant to Section 5.01 during an approved leave of absence, during which the Member’s Earnings are continued and he shall not contribute during any leave of absence during which he receives no Earnings. However, a Member may elect to continue to contribute during a period

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of pregnancy leave or parental leave described in Section 4.01(b). For the purpose of determining the Member’s contributions, the Member shall be considered to receive Earnings at the same rate (on an annualized basis) as the Member was receiving Earnings immediately prior to the leave.

5.03 Minimum Value of Benefit

Notwithstanding any other provision of the Plan, the Actuarial Equivalent value of the benefit payable in respect of a Member upon his retirement, death or other termination of employment or upon the termination of the Plan shall not be less than his Accumulated Contributions at that time.

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ARTICLE 6

RETIREMENT DATES

6.01 Normal Retirement

The Normal Retirement Date of a Member shall be the first day of the month coincident with or next following the Member’s sixty-fifth (65th) birthday. A Member shall retire on his Normal Retirement Date unless otherwise retired earlier under the provisions of Section 6.02 or 6.03.

The Company may re-employ a retired Member on a seasonal basis subsequent to his Normal Retirement Date or may re-employ a retired Member on other than a seasonal basis on such basis as it may determine. Any retired Member re-employed subsequent to his Normal Retirement Date shall not make any further contributions to the Plan nor accrue any additional benefits hereunder and the retirement income of such Member which commenced on his Normal Retirement Date shall continue to be paid and, for the purposes of the Plan, the Member shall be deemed to be a retired Member.

6.02 Early Retirement

With the consent of the Company, a Member who has completed five (5) years of Credited Service may retire on the first (1st) day of any month during the ten (10) year period immediately preceding his Normal Retirement Date, which date of retirement shall be his Early Retirement Date. In such event the payment of the retirement pension of such Member shall be deferred to commence on his Normal Retirement Date. It is provided, however, that such Member may elect at any time before his Normal Retirement Date, at his option in writing and delivered to the Company, to receive a lesser amount of retirement pension calculated in accordance with paragraph 8.02 to commence on or after his Early Retirement Date and before his Normal Retirement Date.

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6.03 Disability Retirement

A Member who is not eligible to receive a disability income under a long-term disability income program provided by the Company, who has completed ten (10) years of Credited Service, who has attained age forty-five (45), and who is Totally and Permanently Disabled may retire on the first day of any month coincident with or next following the day the Member has been Totally and Permanently Disabled for at least six (6) months, which date shall be known as his Disability Retirement Date.

6.04 Postponed Retirement

A Member employed in Quebec (a “Quebec Member”) may postpone his retirement beyond his Normal Retirement Date. Such Quebec Member shall retire on his Postponed Retirement Date which shall be the earlier of the first day of any calendar month thereafter as he so elects and the date that his adjusted annual retirement income reaches the maximum pension limit permitted under Section 9.01 provided that his Postponed Retirement Date shall be no later than first day of December in the year in which the Member attains age 71.

A Quebec Member shall not receive his retirement income during such period of postponement except that, to the extent that payment of his retirement income is required, in whole or in part, to compensate for a reduction of such Member’s Earnings during the period of postponement, he may elect not more frequently than once every 12 months to receive all or a portion of. his retirement income to the extent necessary to compensate for such reduction in Earnings. A Member shall not accrue Credited Service or make Required Contributions while in receipt of any retirement income pursuant to the provisions of this Section.

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ARTICLE 7

RETIREMENT INCOME

7.01 Retirement Income Formula

This formula shall be used in the calculation of the retirement income in respect of a Member other than a Member who was a member of the RJR Foods Plan on December 31, 1980, and the amount derived therefrom shall be the basis on which the actual amount of retirement income shall be determined in accordance with the applicable provisions of the Plan.

The annual amount of retirement income payable to a Member commencing on his Normal Retirement Date shall be the sum of:

(a) in respect of Credited Service prior to January 1, 1963, the greater of:

(i) 1.2% of the Member’s Earnings for the calendar year 1949, multiplied by the number of years and months of his Continuous Service prior to February 1, 1950 excluding the first two (2) years and excluding, in any event, all Continuous Service accrued by the Member prior to his thirtieth (30th) birthday, plus thirty-five percent (35%) of the Required Contributions made by the Member between February 1, 1950 and December 31, 1962 under the terms of a Prior Plan; or

(ii) 1.2% of the Member’s Earnings for the calendar year 1962, multiplied by the number of years and months of Continuous Service prior to December 31, 1962, excluding the first two (2) years and excluding, in any event, all of his Continuous Service prior to his twenty-fifth (25th) birthday as well as any Continuous Service after February 1, 1950 during which he was not a member in a Prior Plan;

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(b) in respect of Credited Service from January 1, 1963 to December 31, 1965, thirty-five percent (35%) of the Required Contributions made by the Member from January I, 1963 to December 31, 1965 under the terms of a Prior Plan;

(c) in respect of Credited Service from January 1, 1966 to December 31, 1972, forty percent (40%) of the Required Contributions made by the Member from January 1, 1966 to December 31, 1972 under the terms of a Prior Plan; and

(d) in respect of Credited Service on or after January 1, 1973, forty percent (40%) of the Required Contributions made by the Member under the terms of this Plan or a Prior Plan.

In the event that a Member’s Earnings for the calendar years 1949 or 1962 do not equitably represent the Member’s regular Earnings, the Company may increase such Earnings so that they equitably represent the Member’s regular Earnings.

7.02 Retirement Income Formula For Former Members Of RJR Foods Plan

The annual amount of retirement pension payable to a Member who was a member of the RJR Foods Plan on December 31, 1980, commencing on his Normal Retirement Date shall be the sum of:

(a) in respect of Credited Service from January 1, 1981, forty percent (40%) of the Required Contributions made by the Member under the terms of this Plan; and

(b) in respect of Credited Service prior to January 1, 1981, the benefits accrued in accordance with the provisions of the RJR Foods Plan.

7.03 Benefits From RJR Foods Plan

Any former member of the RJR Foods Plan who did not elect to become a Member of this Plan shall be entitled to receive a retirement benefit in respect of his service with RJR Foods Ltd. prior to January 1, 1981 determined in accordance with the provisions of the RJR Foods Plan in effect on December 31, 1980.

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704 Basic Minimum Pension

Notwithstanding the provisions of paragraph 7.01, 7.02 and 7.03 above, the amount of retirement income payable to a retired Member from the Plan shall not be less than the sum of:

(a) in respect of retirement income payable prior to January 1, 1986, 1% of the Member’s Final Earnings up to the Average YMPE at the Date of Determination plus 1.8% of his Final Earnings in excess of such level multiplied by the number, up to a maximum of thirty-five (35), of years of Credited Service (completed months to count as fractions thereof); and

in respect of retirement income payable on and after January 1, 1986, 1.2% of the Member’s Final Earnings up to the Average YMPE at the Date of Determination plus 2% of his Final Earnings in excess of such level multiplied by the number, up to a maximum of thirty-five (35), of years of Credited Service (completed months to count as fractions thereof); and

(b) 0.5% of the Member’s Final Earnings multiplied by the number, up to a maximum of five (5) years, of Credited Service (completed months to count as fractions thereof) in excess of thirty-five (35).

7.05 Minimum Pension For Former Members Of RJR Foods Plan

In no event shall the pension benefit payable under this Plan for a Member who was a member of the RJR Foods Plan on January 1, 1981 and who became a Member of this Plan on the Effective Date, or subsequently became a Member, be less than the benefit which would have been payable to him under the terms of the RJR Foods Plan up to January 1, 1981.

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ARTICLE 8

AMOUNT OF RETIREMENT INCOME

8.01 Normal Retirement

A Member who retires on his Normal Retirement Date shall receive an amount of retirement income computed in accordance with Article 7, using the Member’s Normal Retirement Date as his Date of Determination.

8.02 Early Retirement

A Member who retires on an Early Retirement Date shall receive, commencing on his Normal Retirement Date, an amount of retirement income computed in accordance with Article 7 using the Member’s Early Retirement Date as his Date of Determination.

In the case of a Member who has retired on an Early Retirement Date and who has elected to commence receiving his retirement income prior to his Normal Retirement Date in accordance with paragraph 6.02, the amount of retirement income payable shall be equal to the amount otherwise payable commencing at his Normal Retirement Date reduced by one-third of one percent (1/3 of 1%) for each month by which the date on which payment of his pension commences precedes his Normal Retirement Date.

8.03 Disability Retirement

A Member who retires on his Disability Retirement Date shall receive an amount of retirement income computed in accordance with Article 7 using the Member’s Disability Retirement Date as his Date of Determination, without reduction for its earlier commencement.

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8.04 Postponed Retirement

Subject to Article 7, the annual retirement income payable to a Quebec Member who retires on his Postponed Retirement Date shall equal the lesser of:

(a) the maximum amount of pension payable under Section 9.01; and

(b) the Actuarial Equivalent of the retirement income payable commencing on his Normal Retirement Date determined using assumptions and methods prescribed by the Company and approved by the Régie des Rentes du Quebec, and adjusted by retirement income payments, if any, received by the Quebec Member subsequent to this Normal Retirement Date and prior to his Postponed Retirement Date.

8.05 Increases In Retirement Income

Notwithstanding anything to the contrary contained in this Article 8, the Company may grant increases in the amount of retirement income otherwise payable to a retired Member, provided that such increases are warranted by increases in the Consumer Price Index and are not made more frequently than quarterly and, in respect of a Member who retired prior to January 1, 1992, the increases do not commence prior to the date the retired Member attains age 60.

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ARTICLE 9

REVENUE CANADA MAXIMUM PENSION

9.01 Maximum Pension Amount

Notwithstanding any other provision of the Plan, the annual pension payable to a Member under this Plan in the year of commencement, including any benefit payable from the Prior Plan and the RJR Foods Plan and any benefit payable to a Spouse or former Spouse of the Member pursuant to Section 18.07 and, excluding any portion of a pension resulting solely from an actuarial increase in respect of deferral after the Member’s Normal Retirement Date, shall not exceed the lesser of:

(a) the defined benefit limit for the year of commencement; and

(b) 2% of the Member’s highest average compensation indexed to the year of commencement;

multiplied by the Member’s pensionable service. For the purposes of this Section “defined benefit limit”, “highest average compensation” and “pensionable service” shall have the meanings ascribed to the respective terms under the Income Tax Rules and pensionable service in respect of the period prior to January 1, 1992 shall be limited to 35 years.

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ARTICLE 10

PAYMENT OF RETIREMENT BENEFITS

10.01 Normal Form

Unless a Member elects an optional form of retirement income as provided in Section 10.02, a retirement income shall be payable in equal monthly instalments for the life of the Member commencing on his Retirement Date.

10.02 Election of Optional Form

With the approval of the Company, a Member may elect to receive, in lieu of the normal form of retirement income as described in Section 10.01, any optional form of retirement income contained in this Article 10 as may be applicable. Such election must be in writing and must be filed with the Company at least thirty (30) days prior to the Member’s Retirement Date; except that in the case of disability retirement, no optional form may be selected.

The benefits payable under an optional form shall be the Actuarial Equivalent of the benefits payable under the normal form of retirement income as described in Section 10.01; except that if the elected option is the optional form provided in Section 10.03(b) and the specified Joint Annuitant is the Member’s Spouse, then the amount of reduction in the Member’s normal form of retirement income shall be one-half (1/2) of the amount of reduction determined on an Actuarial Equivalent basis.

10.03 Joint Annuitant

(a) Option 1

A Member may elect, in accordance with the provisions of Section 10.02, to receive a reduced retirement income payable in monthly instalments during his lifetime, with the provision that on his death after retirement such income shall continue to be paid to his Spouse for the remaining lifetime of such Spouse.

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(b) Option 2

A Member may elect, in accordance with the provisions of Section 10.02, to receive a reduced retirement income payable in monthly installments during his lifetime, with the provision that on his death after retirement an amount equal to 3/4 of his reduced retirement income shall continue to be paid to his Spouse for the remaining lifetime of such Spouse.

(c) Option 3

A Member may elect, in accordance with the provisions of Section 10.02, to receive a reduced retirement income payable in monthly instalments during his lifetime, with the provision that on his death after retirement an amount equal to one-half (1/2) of his reduced retirement income shall continue to be paid to his Spouse for the remaining lifetime of such Spouse.

In the event of the death of the Member prior to the time when payment of his retirement income begins, the election shall be null and void and no payments shall be made to any Spouse. Should the Member’s Spouse die after the election of Option 1, 2 or 3 but before the Member’s Retirement Date, the election shall be void and the Member’s retirement income shall be paid to him in the normal form as though he had made no election.

10.04 Level Income Option

A Member, retiring on his Early Retirement Date and electing to commence receiving his retirement income prior to his Normal Retirement Date in accordance with Section 8.02, may elect to receive his retirement income payable in monthly instalments of an increased amount until he is eligible to receive Government Pension, whereupon the amount of his monthly instalment shall decrease. The amounts of increase and decrease will be based on the Member’s anticipated

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Government Pension as of his Retirement Date so that his total pension from his Retirement Date including such anticipated Government Pension shall be approximately level.

10.05 Longer Guarantee Period

A Member may elect to receive a reduced monthly pension of Actuarial Equivalent value payable monthly for the Member’s life and guaranteed for either one hundred and twenty (120) months or one hundred and eighty (180) months in any event.

10.06 Small Benefits

If the annual amount of any benefit payable under this Plan at the Member’s Normal Retirement Date is less than 2% of the YMPE in the year of the Member’s Termination Date (or such other amount as may be commuted in accordance with the Applicable Pension Laws and the Income Tax Rules), the Company may direct that the benefit be paid as a lump sum which is the Actuarial Equivalent of such benefit, in full discharge of all liability in respect of such benefit.

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ARTICLE 11

DEATH BENEFITS

11.01 Death Benefits Prior To Retirement Date

(a) If a Member dies prior to his Retirement Date, an amount equal to his Accumulated Contributions to his date of death shall be paid to his Beneficiary.

If the Beneficiary is the Spouse of the deceased Member, she may elect to have the lump sum death benefit paid in the form of:

(i) a lump sum; or

(ii) an immediate or deferred retirement income payable for the life of the Spouse, provided that payment of any such income shall commence prior to the Spouse’s 65th birthday and also that any guaranteed period associated with it shall not exceed the lesser of fifteen (15) years and the period from the date of commencement of retirement income payments to the day immediately prior to the Spouse’s 86th birthday would occur. Such retirement income shall be the Actuarial Equivalent of the amount payable as a lump sum.

If, on the death of the Spouse, the total of the retirement income payments received by her are not at least equal to the amount payable as a lump sum then the amount by which such lump sum exceeds such total shall be paid to the estate of the Spouse in a lump sum.

(b) If a Member dies prior to his Retirement Date and after he has attained age fifty-five (55), then his Spouse may elect to receive, in lieu of the benefit provided in accordance with Section 11.01 (a) and provided that the Spouse is the sole designated Beneficiary of the Member, a retirement income equal to the amount that she would

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have been entitled to receive if the Member had elected the optional form of retirement income set out in Section 10.03 (a) and computed using the date of his death as the Date of Determination as if he retired on that date. Such retirement income shall be paid in equal monthly instalments for the lifetime of the Member’s Spouse. If at the date of the death of the Spouse the Accumulated Contributions of the Member at the date of his death exceeds the sum of all payments received by the Spouse, then the excess shall be paid in one lump sum to the Spouse’s beneficiary or estate as applicable.

11.02 Death Benefits After Retirement Date

If a Member or former Member dies after his Retirement Date, the death benefit, if any, shall be the remaining payments in accordance with the form of retirement income in effect at the time of his death. If, on the death of a Member or former Member whose retirement income was payable in the normal form under Section 10.01 or the optional form under Section 10.04, his Accumulated Contributions to his Retirement Date exceed the total of all payments made to such Member then such excess shall be paid to his Beneficiary or if no Beneficiary exists to his estate. In the case of a Member or former Member whose retirement income is payable in a form other than the normal form under Section 10.01 or the optional form under Section 10.04, if on the death of the survivor of the Member or former Member and his Beneficiary or Spouse the Accumulated Contributions of the Member or former Member exceed the total of all payments made in respect of such Member or former Member then such excess shall be paid to the estate of the later to die of the Member or former Member and his Beneficiary or Spouse.

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ARTICLE 12

TERMINATION OF EMPLOYMENT

12.01 Termination With Less Than Ten Years Credited Service

If a Member’s employment with the Company is terminated for any reason other than death or retirement prior to the completion of ten (10) years of Credited Service, he shall receive a lump sum payment of his Accumulated Contributions to his date of termination of employment.

12.02 Termination With Ten Years Credited Service

If a Member’s employment with the Company is terminated for any reason other than death or retirement after he has completed ten (10) years of Credited Service, but before he has attained age forty-five (45), he shall receive a lump sum payment of his Accumulated Contributions to his date of termination of employment or he may elect to leave his Accumulated Contributions in the Fund and receive a deferred retirement income commencing on his Normal Retirement date and payable in the normal form specified in Section 10.01. The amount of such retirement income shall be computed in accordance with Article 7 using the Member’s date of termination of employment as his Date of Determination.

12.03 Termination With Ten Years Continuous Service And Age 45

If a Member’s employment with the Company is terminated for any reason other than death or retirement after he has completed at least ten (10) years of Continuous Service and attained age 45 then he shall be entitled to receive a deferred retirement income commencing on his Normal Retirement Date. The amount of such retirement income shall be computed in accordance with Article 7 using the Member’s date of termination of employment as his Date of Determination.

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12.04 Termination With Five Years Credited Service And Age 55

If a Member’s employment with the Company is terminated for any reason other than death or retirement after he has completed five (5) years of Credited Service and attained age fifty-five (55) he may elect to leave his Accumulated Contributions in the Fund and shall then be entitled to receive, commencing at his Normal Retirement Date, a deferred retirement income computed in accordance with Article 7 using the Member’s date of termination of employment as his Date of Determination.

The Member may elect, by a written election delivered to the Company, at any time before his Normal Retirement Date, to receive a lesser amount of retirement pension to commence at a date earlier than his Normal Retirement Date. The amount of his retirement pension shall be reduced by one-third of one percent (1/3 of 1%) for each month by which the date of the first pension payment precedes his Normal Retirement Date.

12.05 Effect Of Re-Employment

For the purposes of determining the benefit entitlements of a Member, an Employee who terminates employment with the Company and who is thereafter re-employed shall be deemed to have been employed by the Company only from the date of his most recent re-employment. Any benefit entitlement accrued by the Employee for a period of membership prior to his most recent re-employment for which no benefit payment has been received shall remain unaffected by his re-employment and shall continue to be payable in addition to the benefits accrued during his most recent period of employment

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ARTICLE 13

TRANSFERS

13.01 Transfer Outside Covered Employment

The transfer of a Member to employment with the Company in a category of employment not covered by the Plan, or to an employer associated with the Company shall be deemed not to be a termination of employment for the purposes of the Plan.

13.02 Suspension Of Membership

Upon the occurrence of a transfer described in Section 13.01, the membership of the affected Member shall be suspended until such time as the Member retires, dies or otherwise terminates his employment with the Company or associated employer or until he returns to covered employment in accordance with the provisions of Section 13.04. A Member shall not accrue any Credited Service or receive any retirement income during such period of suspension but shall accrue Continuous Service during such period.

13.03 Termination Of Employment

If a Member whose membership is suspended in accordance with the provisions of Section 13.02 subsequently retires, dies or terminates his employment with the Company or any associated employer, he shall be entitled to a retirement, death or termination benefit, as applicable, using the date of his transfer of employment as his Date of Determination.

13.04 Return To Covered Employment

If a Member whose membership is suspended in accordance with the provisions of Section 13.02 is subsequently re-transferred to become an Employee, his membership shall cease to be suspended and he shall be eligible to accrue further Credited Service.

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ARTICLE 14

CONTRIBUTIONS AND FUNDING

14.01 Company Contributions

The Company shall contribute to the Fund such amounts as are recommended by the Actuary as necessary to provide for the benefits accruing in that year and to fund any unfunded liability and any solvency deficiency in accordance with, and within the time limits specified in, the Applicable Pension Laws. The liability of the Company at any time will be limited to such contributions as should have theretofore been made in accordance with the Applicable Pension Laws.

14.02 Fund

(a) The retirement income and other benefits provided under this Plan shall be financed by a Fund under which contributions and investment income will be held to pay such retirement income and other benefits.

(b) The Fund shall be maintained and administered by the Funding Agency in accordance with the terms of the Funding Agreement entered into between the Company and the Funding Agency. The Company shall determine the form and terms of the Funding Agreement in conjunction with the Funding Agency, and may modify the terms thereof at such time or times as may be necessary to accomplish the purposes of this Plan and shall be responsible for the selection of the Funding Agency as, in its sole discretion, may be necessary or desirable for purposes of the Plan.

(c) The retirement income and other benefits provided under this Plan, payable hereunder, shall only be paid to the extent that they can be provided by the assets held under the Fund, and no liability or obligation to make any contributions thereto or otherwise shall be imposed upon the Funding Agency or the Company (other than in accordance with paragraph 14.01 and any specific provision of Applicable Pension Laws).

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(d) The investment of the Fund shall be made in accordance with Applicable Pension Laws and the requirements of the Income Tax Rules so as not to subject the Fund to income tax liability.

(e) Any expenses arising from the administration of the Plan and the Fund shall be paid from the Fund unless otherwise paid by the Company.

14.03 Actuarial Surplus

Any surplus determined by actuarial valuation, or any portion thereof, may, subject to the provisions of the Applicable Pension Laws, be used to reduce the contributions of the Company otherwise required under the Plan or may, subject to the prior approval of Revenue Canada and the Pension Commission of Ontario (or such body at the time having primary responsibility for the registration of this Plan under Applicable Pension Laws), be returned to the Company.

14.04 Claims On The Fund

No Member or any person claiming through him, by virtue of any provision of this Plan, shall have any right to, or any interest in, any part of the Fund except to the extent provided from time to time under the Plan and the Funding Agreement, and any Member or other person having any claim through him shall have recourse solely to the Fund for payment of any benefits hereunder. Under no circumstances shall any liability attach to the Company, any Funding Agency, or any director, officer or employee of the Company for payment of any benefits or claims hereunder.

14.05 Refund of Over-Contributions and Payments in Error

Any overpayment by the Company in excess of the amount, if any, required to be contributed under Section 14.01 or payments made by the Company that should have been paid out of the Fund may be returned to the Company out of the Fund. Any contributions made to the Fund by the Company may be returned to the Company if such return is required to avoid revocation of the registration of the Plan under the Income Tax Act (Canada). No monies shall be returned without any required prior approval of the appropriate authorities and with such reporting for tax purposes as may be required under the Income Tax Rules.

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ARTICLE 15

NON-ALIENATION OF BENEFITS

15.01 Non-Alienation

Except to the extent permitted by law, the retirement income benefits and other benefits under the Plan shall not be capable of assignment, alienation, surrender, charge, commutation, or of being given as security, and do not confer upon any Member, any right or interest in the retirement income and other benefits or rights of refund capable of being assigned, surrendered, charged, commuted or otherwise alienated nor may they be given as security.

15.02 Periodic Payment

The retirement income benefits provided under the Plan to any Member are payable only by periodic instalments during the lifetime of the Member, except as otherwise provided under Article 10.

15.03 Payment To Guardian

Notwithstanding the provisions of Section 15.01 hereof, if the Company, in its absolute discretion, determines that:

(a) a person entitled to receive any payment provided under the Plan is a minor or is otherwise incompetent to receive such payment and to give a valid release therefor; and

(b) a guardian or other representative of the estate of such person has been duly appointed by a court of law;

then the Company may direct the payment to such guardian or other representative of such payee’s estate.

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15.04 Incompetence of Recipient

Notwithstanding the provisions of Section 15.01, if the Company, in its absolute discretion, determines that:

(a) a person entitled to receive any payment provided for in the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor;

(b) another person or an institution is then maintaining or has custody of such payee; and

(c) no guardian, committee or other representative of the estate of such payee has been duly appointed;

then the Company may direct the payment to such other person or institution and the release of such other person or institution shall be a valid and complete discharge to the Plan for the payment. In the absence of the appointment of a legal guardian, any minor’s share may be paid to such adult or adults as have, in the absolute discretion of the Company, assumed the custody and principal financial support of such minor.

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ARTICLE 16

AMENDMENT OR DISCONTINUANCE

16.01 Amendment or Termination

The Company reserves the right to amend, modify, or terminate the Plan subject to the provisions of Section 16.04; provided that no such action shall adversely affect any right with respect to benefits which have accrued prior to the time such action is taken but, except as may otherwise be required under Applicable Pension Laws, only to the extent that the assets of the Fund are sufficient to provide such accrued benefits. Such accrued benefits shall be computed using as the applicable Date of Determination the earlier of the date the Member ceased to accrue Continuous Service and the date of amendment of the Plan in accordance with this Section 16.01.

16.02 Merger or Consolidation

The Company reserves the right to merge or consolidate this Plan with any other pension plan adopted by it or to transfer any assets or liabilities of the Plan to any other such plan, subject to the provisions of Section 16.04; provided that no such action shall adversely affect any right with respect to benefits which have accrued immediately prior to the time of such merger, consolidation, or transfer but, except as may otherwise be required under Applicable Pension Laws, only to the extent that the assets of the Fund are sufficient to provide such accrued benefits and provided that any such merger or consolidation is carried out in accordance with Applicable Pension Laws and in accordance with the requirements of Revenue Canada. The accrued benefits shall be computed using as the applicable Date of Determination the earlier of the date the Member ceased to accrue Continuous Service and the date the Plan is merged or consolidated with another plan in accordance with this Section 16.02.

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16.03 Amendment of Funding Agreement

The Company reserves the right to execute, modify, amend or terminate any Funding Agreement in connection with the funding of this Plan by action of the Board.

16.04 Method of Amendment

Any amendment of the Plan shall be made by:

(a) the adoption of a resolution by the Board; or

(b) the execution of a certificate of amendment by officers of the Company authorized by a resolution of the Board to amend the Plan.

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ARTICLE 17

ALLOCATION OF ASSETS

17.01 Allocation of Assets

In the event the Plan is terminated at any time, the assets of the Fund shall be allocated in accordance with a schedule then established by the Company in consultation with the Actuary and filed with and approved in writing by the Pension Commission of Ontario or the corresponding authority then having prime responsibility for registration of this Plan in accordance with Applicable Pension Laws to provide, to the extent of said assets, and any additional contributions required to be made in accordance with the Applicable Pension Laws, the retirement income and other benefits then accrued under this Plan. The accrued benefits shall be computed using the date the Member ceased to accrue Credited Service as the applicable Date of Determination in a manner compatible with the Applicable Pension Laws.

17.02 Method of Provision for Benefits

The provision for the accrued retirement income and other benefits as described in Section 17.01 may be by way of the purchase of annuity contracts from an insurance company licensed to do business in Canada, or by the transfer of benefits to the pension plans of subsequent employers or to registered retirement savings plans or registered retirement income funds, or by the continuation of the Fund or by the payment of cash refunds, all as determined by the Company, subject to Applicable Pension Laws and the Income Tax Rules.

17.03 Remaining Assets

Any assets of the Fund remaining after full provision has been made for the accrued retirement income and other benefits as described in Section 17.01 may be returned to the Company or, at the option of the Company, used to increase the benefits described in Section 17.01 in such manner as the Company, in its discretion, shall determine, to the maximum pensions that can be provided under pension plans under the Income Tax Rules, all subject to the prior approval of the Pension Commission of Ontario.

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ARTICLE 18

ADMINISTRATION

18.01 Pension Committee

The Plan shall be administered by the Company which shall appoint a Pension Committee consisting of five persons who shall hold office at the pleasure of the Company. The Pension Committee shall have the same power and authority as the Company in the administration of the Plan. Vacancies in the Pension Committee arising from death, resignation or otherwise, shall be filled by the Company, but the Pension Committee may act, notwithstanding any vacancies, so long as there are at least two members of the Pension Committee. The members of the Pension Committee shall serve without compensation for their services as such, but shall be reimbursed by the Company for all necessary expenses incurred in the discharge of their duties. No member of the Pension Committee shall incur any liability for anything done or omitted by him, excepting only liability for his own willful misconduct.

18.02 Powers of the Company

The Company shall have complete control of the administration of this Plan, including the power to interpret or construe this Plan, to determine all questions that may arise as to the status and rights of Members and others hereunder and to adopt mortality tables, interest rates and other appropriate assumptions. Subject to the provisions of Section 18.05 hereof, the determination of the Company as to any disputed questions shall be conclusive.

18.03 Administration of the Plan

The Pension Committee shall maintain accounts showing the fiscal transactions of the Plan, and shall keep such data as may be necessary for actuarial valuations of the assets and liabilities of the Plan. The Pension Committee shall prepare annually a

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report showing in reasonable summary the assets and liabilities of the Plan for the preceding year, and any further information which the Company may require. Such report shall be submitted to the Company and shall be filed at the office of the Pension Committee.

18.04 Uniform Administration

Whenever, in the administration of the Plan, any action by the Company or the Pension Committee is required, such action shall be uniform in nature as applied to all persons similarly situated.

18.05 Generally

The Pension Committee and the Company and its officers and directors shall be entitled to rely upon all tables, valuations, certificates and reports furnished by a pension consultant or any actuary designated by the Company, upon all certificates and reports made by an accountant selected or approved by the Company, upon all opinions given by any legal counsel selected or approved by the Company and upon all opinions given and action taken by any investment counsel selected or approved by the Company, and the Pension Committee and the Company and its officers and directors shall be fully protected with respect to any action taken in good faith in reliance upon a pension consultant or any actuary, accountant, legal counsel or investment counsel, and all action so taken shall be conclusive upon each of them and upon all Members of the Plan.

18.06 Fiscal Year

The fiscal year of the Plan shall commence on January 1 and end on December 31 of each calendar year.

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18.07 Marriage Breakdown

Subject to the Applicable Pension Laws, when an order from a court of competent jurisdiction or a valid written domestic contract requiring division of a Member’s benefits under the Plan due to breakdown of marriage or dissolution of a common-law relationship has been received by the Company, such division shall be made in accordance with such order or contract, as determined by the Company and subject to any requirements prescribed under applicable legislation. Any necessary adjustments shall be made to the Member’s benefit entitlement to reflect such division.

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APPENDIX “A”

ONTARIO EMPLOYEES

The provisions of this Appendix “A” shall apply to any Employee employed in Ontario and to any Member who retires, terminates employment or dies while employed by the Company in Ontario. The regular provisions of the Plan shall apply to such Member except to the extent that such provisions are modified by this Appendix.

ARTICLE A-1

MEMBERSHIP

A1.01 Eligibility of Full-time Employee. Notwithstanding the provisions of Section 3.02, a full-time Employee shall become a Member of the Plan on the first day of the month coincident with or next following the date on which he has completed two (2) years of Continuous Service.

A1.02 Eligibility of Part-time Employee. Notwithstanding the provisions of Article 3 and Section A1.01, an Employee who is employed on less than a full-time basis shall, as a condition of employment, become a Member of the Plan on the first day of the month coincident with or next following the date on which he has completed at least two consecutive calendar years of Continuous Service during which he:

(a) worked at least 700 hours with the Company; or

(b) had Earnings of at least 35% of the YMPE; in each such calendar year.

A1.03 Credited Service of Part-time Member. Notwithstanding the provisions of Section 4.02, a person who becomes a Member pursuant to Section A1.02 shall not receive any Credited Service for any Continuous Service prior to January 1, 1988.

ARTICLE A-2

EARLY RETIREMENT

A2.01 Early Retirement Date. Notwithstanding the provisions of Section 6.02, a Member who has completed at least two years of membership in the Plan and is within ten years of attaining his Normal Retirement Date may elect to retire and such date of retirement shall be his Early Retirement Date.

A2.02 Amount of Early Retirement Income. A Member who retires on his Early Retirement Date in accordance with the provisions of Section A/01 shall be entitled to receive, commencing on his Normal Retirement Date, an amount of retirement income computed in accordance with Article 7 using the Member’s Early Retirement Date as his Date of Determination. Such Member may elect to commence receipt of his retirement income at any time following his Early Retirement Date and in such instance, the amount of retirement income payable shall be the Actuarial Equivalent of the amount otherwise payable commencing at his Normal Retirement Date subject to the minimum rate of reduction required under the Income Tax Rules.

ARTICLE A-3

FORM OF RETIREMENT INCOME

A3.01 Normal Form. Notwithstanding the provisions of Section 10.01, unless a Member elects an optional form of retirement income or unless the provisions of Section A3.02 apply, a retirement income shall be payable in equal monthly installments for the life of the Member commencing on his Retirement Date provided that if he dies before he has received 60 such monthly payments then such payments shall continue to his Beneficiary until a total of 60 monthly payments have been made. The provisions of Section 11.02 shall not apply to a retirement income paid in the normal form under this Section.

A3.02 Joint and Survivor Benefit. Notwithstanding the provisions of Section 10.01 and Section A3.01, if a Member or former Member has a Spouse on the date that payment of his retirement income is due to commence then such Member’s retirement income shall not be paid in the normal form but shall be adjusted and paid in the joint and survivor annuity form provided under Section 10.03(b).

A3.03 Waiver of Joint and Survivor Form. The provisions of Section A3.02 shall not apply if a Member and his Spouse execute and file with the Company, in the manner prescribed under the Applicable Pension Laws, a joint waiver waiving the rights to the joint and survivor annuity form of retirement income. In the event that such a waiver is completed and filed with the Company, then the retirement income shall be payable as if the Member had no Spouse. Notwithstanding the provisions of Section 10.02, a Member may not elect an optional form of retirement income other than the optional form provided in Section 10.03 (a) with the Spouse designated as the Joint Annuitant, unless a waiver of the joint and survivor annuity form required under Section A3.02 has been completed and filed as set out above.

ARTICLE A-4

PRE-RETIREMENT DEATH BENEFIT

A4.01 Entitlement. If a Member or former Member who has completed at least two years of membership in the Plan dies before payment of his retirement income was due to commence, the surviving Spouse or, if no surviving Spouse exists, the Beneficiary of such deceased Member shall be entitled to receive, in lieu of any benefits to which he might otherwise be entitled under provisions of Article 11, a pre-retirement death benefit determined in accordance with the provisions of Section A4.02.

A4.02 Amount and Form of Benefit. The pre-retirement death benefit payable to a surviving Spouse in accordance with the provisions of Section A4.01 shall be in the form of either:

(a) an immediate retirement income or deferred retirement income commencing no later than the first day of the month in which the Spouse attains age 65; or

(b) a lump sum payment.

The pre-retirement death benefit shall be equal to the Actuarial Equivalent value of the retirement income that had accrued to the credit of the deceased Member or former Member, based on the Member’s Credited Service accrued after December 31, 1986 plus his Accumulated Contributions made in respect of Credited Service prior to January 1, 1987 plus any excess contributions determined in accordance with Section A6.02.

A4.03 Deemed Selection of Form. A Spouse entitled to a pre-retirement death benefit in accordance with the provisions of Section A4.01 shall elect the form of such benefit in the time and manner prescribed under the Act failing which she shall be deemed to have elected to receive an immediate retirement income.

A4.04 Spousal Waiver, Payment to Beneficiary. A Spouse may waive an entitlement to receive the pre-retirement death benefit payable under Section 11.01 or A4.01 by executing a waiver jointly with the Member or former Member and filing it with the Company in the time and manner prescribed under the Applicable Pension Laws. If a Spouse has waived her entitlement under the provisions of this Section or if a Member or former Member dies before payment of his pension was due to commence and after he had completed at least two years of membership in the Plan and he leaves no surviving Spouse then the pre-retirement death benefit calculated in accordance with the provisions of Section A4.02 shall be payable to the Beneficiary or, if none, to the estate of the Member or former Member as a lump sum payment.

A4.05 Election of Survivor’s Pension. A Spouse entitled to a pre-retirement death benefit in accordance with the provisions of Section A4.01 may elect to receive, in lieu of such pre-retirement death benefit, a survivor’s pension in accordance with the provisions of Section 11.01 (b) if the Spouse is entitled to receive such survivor’s pension. Such election shall be made in a form and manner prescribed by the Company.

ARTICLE A-5

DEFERRED RETIREMENT INCOME

A5.01 Partial Vesting. Notwithstanding the provisions of Article 12, a Member whose employment with the Company is terminated for any reason other than death or retirement, who has completed at least two years of membership in the Plan and who is not entitled to receive a deferred retirement income under Article 12 shall be entitled to receive, commencing on his Normal Retirement Date, a deferred retirement income computed in accordance with the provisions of Article 7 based on the Member’s Credited Service after December 31, 1986 together with a lump sum equal to the Member’s Accumulated Contributions in respect of Credited Service prior to January 1, 1987.

A5.02 Full Vesting. A Member whose employment with the Company is terminated for any reason other than death or retirement, who has completed at least two years of membership in the Plan and who would be entitled to elect to receive a deferred retirement income under Section 12.02 or 12.04 may elect to receive either the deferred retirement income under Section 12.02 or 12.04, whichever is applicable, or the deferred retirement income and lump sum payment under Section A5.01 and may not elect to receive a lump sum payment of his Accumulated Contributions in respect of Credited Service after December 31, 1986.

A5.03 Early Commencement. A former Member who terminated employment with the Company after December 31, 1987, who is entitled to a deferred retirement income and who has attained at least age 55 may elect, by delivering to the Company a completed statement of election, to commence receipt of his deferred retirement income on the first day of the month following delivery of such election. In the event of such early commencement the deferred retirement income shall be the Actuarial Equivalent of the deferred retirement income which would have been payable if it had commenced at age 65 subject to the minimum rate of reduction required under the Income Tax Rules.

A5.04 Portability. A former Member who is entitled to a deferred retirement income may elect to transfer, in lieu of his entitlement to receive such retirement income, a lump sum amount which is the Actuarial Equivalent of the deferred retirement income directly to:

(a) another registered pension plan of which he becomes a member if the administrator of that pension plan agrees to accept the payment;

(b) a registered retirement savings plan of the kind prescribed under the Applicable Pension Laws;

(c) a person licensed to carry on an annuities business in Canada, for the purchase of a life annuity for the former Member that will commence no earlier than the attainment by the former Member of age 55; or

(d) another retirement savings arrangement meeting the requirements of the Applicable Pension Laws;

provided that the former Member’s selection is administered in accordance with Applicable Pension Laws and the former Member notifies the Company of such selection, in such form and such manner as the Company may prescribe, in accordance with Applicable Pension Laws. A former Member in respect of whom a lump sum transfer or payment has been made pursuant to this Section shall have no further entitlement to a retirement income or other benefit hereunder, notwithstanding any other provisions of this Plan.

ARTICLE A-6

MINIMUM BENEFITS

A6.01 Minimum Benefit For Service Before 1987. Notwithstanding the other provisions of the Plan, if the commuted value of a Member’s retirement income or a former Member’s deferred retirement income, accrued as of December 31, 1986, is less than his Accumulated Contributions made in respect of Credited Service prior to January 1, 1987, then such retirement income or deferred retirement income shall be increased so that it is Actuarially Equivalent to such Accumulated Contributions.

A6.02 Excess Member Contributions. Notwithstanding the other provisions of the Plan, if a Member is entitled to receive a retirement income or deferred retirement income on his Date of Determination, the amount, if any, by which the total of his Accumulated Contributions made in respect of Credited Service after December 31, 1986 exceed an amount equal to 50% of the Actuarial Equivalent value of his retirement income or deferred retirement income accrued in respect of Credited Service after December 31, 1986 shall be deemed to be Excess Member Contributions. Such Excess Member Contributions shall be paid to the Member in a single sum.

ARTICLE A-7

DEFINITIONS

A7.01 Spouse. In this Appendix Spouse means a person of the opposite sex who is, by law, married to the Member or former Member or who, while not married to the Member or former Member has been living with the Member or former Member in a conjugal relationship for a period of not less than three years or in a relationship of some permanence if they are the natural or adoptive parents of a child as defined under the Family Law Act (1986). A Spouse who is living separate and apart from the Member or former Member at the time of determination shall not be a Spouse for the purposes of the Plan.

APPENDIX “B”

QUEBEC EMPLOYEES

Notwithstanding the provisions of Section 3.02, an Employee who is deemed to be employed in Quebec shall, on and after June 1, 1990, if such date is earlier than the date on which he would become a Member under Section 3.02, become a Member on the first day of the month if during the preceding calendar year he bad earnings from the Company of at least 35% of the YMPE or worked at least 700 hours with the Company.

The following provisions of this Appendix shall apply to all Members deemed to be employed in Quebec. The regular provisions of the Plan shall apply to such Members except to the extent that such provisions are modified by this Appendix.

ARTICLE B.1

EARLY RETIREMENT

B1.01 Early Retirement Date. Notwithstanding the provisions of Section 6.02, a Member who has completed at least two years of membership in the Plan and is within ten years of attaining his Normal Retirement Date may elect to retire and such date of retirement shall be his Early Retirement Date.

B1.02 Amount of Early Retirement Income. A Member who retires on his Early Retirement Date in accordance with the provisions of Section B1.01 shall be entitled to receive, commencing on his Normal Retirement Date, an amount of retirement income computed in accordance with Article 7 using the Member’s Early Retirement Date as his Date of Determination. Such Member may elect to commence receipt of his retirement income at any time following his Early Retirement Date and in such instance, the amount of retirement income payable shall be the Actuarial Equivalent of the amount otherwise payable commencing at his Normal Retirement Date subject to the minimum rate of reduction required under the Income Tax Rules.

ARTICLE B-2

FORM OF RETIREMENT INCOME

B2.01 Normal Form. Notwithstanding the provisions of Section 10.01, unless a Member elects an optional form of retirement income or unless the provisions of Section B2.02 apply, a retirement income shall be payable in equal monthly installments for the life of the Member commencing on his Retirement Date provided that if he dies before he has received 60 such monthly payments then such payments shall continue to his Beneficiary until a total of 60 monthly payments have been made. The provisions of Section 11.02 shall not apply to a retirement income paid in the normal form under this Section.

B2.02 Joint and Survivor Benefit. Notwithstanding the provisions of Section 10.01 and Section B2.01, if a Member or former Member has a Spouse on the date that payment of his retirement income is due to commence then such Member’s retirement income shall not be paid in the normal form but shall be adjusted and paid in the joint and survivor annuity form provided under Section 10.03(b).

B2.03 Waiver of Joint and Survivor Form. The provisions of Section B2.02 shall not apply if a Member and his Spouse execute and file with the Company, in the manner prescribed under the Applicable Pension Laws, a joint waiver waiving the rights to the joint and survivor annuity form of retirement income. In the event that such a waiver is completed and filed with the Company, then the retirement income shall be payable as if the Member had no Spouse. Notwithstanding the provisions of Section 10.02, a Member may not elect an optional form of retirement income other than the optional form provided in Section 10.03 (a) with the Spouse designated as the Joint Annuitant, unless a waiver of the joint and survivor annuity form required under Section B2.02 has been completed and filed as set out above.

ARTICLE B-3

PRE-RETIREMENT DEATH BENEFIT

B3.01 Entitlement. If a Member or former Member who has completed at least two years of membership in the Plan dies before payment of his retirement income was due to commence, the surviving Spouse or, if no surviving Spouse exists, the Beneficiary of such deceased Member shall be entitled to receive, in lieu of any benefits to which he might otherwise be entitled under provisions of Article 11, a pre-retirement death benefit determined in accordance with the provisions of Section B3.02.

B3.02 Amount and Form of Benefit. The pre-retirement death benefit payable to a surviving Spouse in accordance with the provisions of Section B3.01 shall be in the form of either:

(a) an immediate retirement income or deferred retirement income commencing no later than the first day of the month in which the Spouse attains age 65; or

(b) a lump sum payment.

The pre-retirement death benefit shall be equal to the Actuarial Equivalent value of the retirement income that had accrued to the credit of the deceased Member or former Member, based on the Member’s Credited Service accrued after December 31, 1989 plus his Accumulated Contributions made in respect of Credited Service prior to January 1, 1990 plus any excess contributions determined in accordance with Section B5.02.

B3.03 Deemed Selection of Form. A Spouse entitled to a pre-retirement death benefit in accordance with the provisions of Section B3.01 shall elect the form of such benefit in the time and manner prescribed under the Act failing which she shall be deemed to have elected to receive an immediate retirement income.

B3.04 Payment to Beneficiary. If a Member or former Member dies before payment of his pension was due to commence and after he had completed at least two years of membership in the Plan and he leaves no surviving Spouse then the pre-retirement death benefit calculated in accordance with the provisions of Section B3.02 shall be payable to the Beneficiary or, if none, to the estate of the Member or former Member as a lump sum payment.

B3.05 Election of Survivor’s Pension. A Spouse entitled to a pre-retirement death benefit in accordance with the provisions of Section B3.01 may elect to receive, in lieu of such pre-retirement death benefit, a survivor’s pension in accordance with the provisions of Section 11.01 (b) if the Spouse is entitled to receive such survivor’s pension. Such election shall be made in a form and manner prescribed by the Company.

B3.06 Quebec Member—Pre-Retirement Death After Age 65. Notwithstanding the preceding provisions of this Article A-3, if a Quebec Employee dies after he has reached his Normal Retirement Date and while he has postponed his retirement in accordance with Section 8.05 his surviving Spouse shall be entitled to receive, in lieu of any benefit under the preceding provisions of this Article A-3, an immediate pension which is the Actuarial Equivalent of the greater of:

(a) the survivor pension which would have been payable under Section A2.02 if the Member had retired immediately prior to his death;

(b) the pre-retirement death benefit determined pursuant to Section A3.01; and

(c) the Spouse’s Pension payable under Section A3.05 if the Spouse is otherwise eligible.

If such Member has no surviving Spouse then a pre-retirement death benefit shall be payable to the Member’s Beneficiary or estate pursuant to the provisions of Section A3.04.

ARTICLE B-4

DEFERRED RETIREMENT INCOME

134.01 Partial Vesting. Notwithstanding the provisions of Article 12, a Member whose employment with the Company is terminated for any reason other than death or retirement, who has completed at least two years of membership in the Plan and who is not entitled to receive a deferred retirement income under Article 12 shall be entitled to receive, commencing on his Normal Retirement Date, a deferred retirement income computed in accordance with the provisions of Article 7 based on the Member’s Credited Service after December 31, 1989 together with a lump sum equal to the Member’s Accumulated Contributions in respect of Credited Service prior to January 1, 1990.

B4.02 Full Vesting. A Member whose employment with the Company is terminated for any reason other than death or retirement, who has completed at least two years of membership in the Plan and who would be entitled to elect to receive a deferred retirement income under Section 12.02 or 12.04 may elect to receive either the deferred retirement income under Section 12.02 or 12.04, whichever is applicable, or the deferred retirement income and lump sum payment under Section B4.01 and may not elect to receive a lump sum payment of his Accumulated Contributions in respect of Credited Service after December 31, 1989.

B4.03 Early Commencement. A former Member who terminated employment with the Company after December 31, 1989, who is entitled to a deferred retirement income and who has attained at least age 55 may elect, by delivering to the Company a completed statement of election, to commence receipt of his deferred retirement income on the first day of the month following delivery of such election. In the event of such early commencement the deferred retirement income shall be the Actuarial Equivalent of the deferred retirement income which would have been payable if it had commenced at age 65 subject to the minimum rate of reduction required under the Income Tax Rules.

B4.04 Portability. A former Member who is entitled to a deferred retirement income may elect to transfer, in lieu of his entitlement to receive such retirement income, a lump sum amount which is the Actuarial Equivalent of the deferred retirement income directly to:

(a) another registered pension plan of which he becomes a member if the administrator of that pension plan agrees to accept the payment;

(b) a registered retirement savings plan of the kind prescribed under the Applicable Pension Laws;

(c) a person licensed to carry on an annuities business in Canada, for the purchase of a life annuity for the former Member that will commence no earlier than the attainment by the former Member of age 55; or

(d) a life income fund which meets the requirements prescribed under the Applicable Pension Laws;

provided that the former Member’s selection is administered in accordance with Applicable Pension Laws and the former Member notifies the Company of such selection, in such form and such manner as the Company may prescribe, in accordance with Applicable Pension Laws. A former Member in respect of whom a lump sum transfer or payment has been made pursuant to this Section shall have no further entitlement to a retirement income or other benefit hereunder, notwithstanding any other provisions of this Plan.

ARTICLE B-5

MINIMUM BENEFITS

B5.01 Minimum Benefit For Service Before 1990. Notwithstanding the other provisions of the Plan, if the commuted value of a Member’s retirement income or a former Member’s deferred retirement income, accrued as of December 31, 1989, is less than his Accumulated Contributions made in respect of Credited Service prior to January 1, 1990, then such retirement income or deferred retirement income shall be increased so that it is Actuarially Equivalent to such Accumulated Contributions.

B5.02 Excess Member Contributions. Notwithstanding the other provisions of the Plan, if a Member is entitled to receive a retirement income or deferred retirement income on his Date of Determination, the amount, if any, by which the total of his Accumulated Contributions made in respect of Credited Service after December 31, 1989 exceed an amount equal to 50% of the Actuarial Equivalent value of his retirement income or deferred retirement income accrued in respect of Credited Service after December 31, 1989 shall be deemed to be Excess Member Contributions. The Member may elect to have such Excess Member Contributions applied to provide additional retirement income or transferred pursuant to Section B4.04.

ARTICLE B-6

DEFINITIONS

B6.01 Spouse. In this Appendix Spouse means the person of the opposite sex who is married to the Member or former Member or, in the case of an unmarried Member or former Member, the person of the opposite sex who has been living with the Member in a conjugal relationship:

(a) for a period of at least three years;

(b) for a period of at least one year if they are the natural parents of a child or one of them is pregnant with a child of their union; or

(c) for a period of at least one year if they have jointly adopted a child or one of them has adopted a child of the other.

A person shall cease to be a Spouse for the purposes of the Plan:

(d) in the case of a person married to the Member or former Member, when the marriage is annulled or terminated by divorce or when they become separate as to bed and board; or

(e) in respect of an unmarried Member or former Member, when the person and the Member or former Member cease cohabiting in a conjugal relationship.

However, a Spouse’s entitlement to benefit under Section A2.02 shall not be extinguished if the benefit entitlement of the Member or former Member is not divided pursuant to Section 18.07 and the Member or former Member notifies the Company that the person is to be considered a Spouse for the purposes of such entitlement despite the annulment, divorce, separation as to bed and board or cessation of cohabitation.